Exhibit 99.1

K12 Inc. Reports First Quarter 2011 Results and Provides 2011 Outlook

  Revenue of $134.9 million, represents a 26.8 percent increase over prior year and marks the 25th consecutive quarter of record revenue. Virtual Academy business remains strong.
  Capitalizing on record revenues and excellent liquidity, K12 makes significant investment in acquisitions and new strategic initiatives during period
  Significant expansion of institutional and international businesses announced for second quarter
  Board strengthened with addition of Dr. Craig Barrett, retired Chairman and CEO of Intel Corporation
  Company offers positive outlook for fiscal year

HERNDON, Va.--(BUSINESS WIRE)--November 9, 2010--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for individualized learning for students in kindergarten through 12th grade, today announced its results for the first quarter of fiscal year 2011.

Recent Highlights impacting Quarter and Fiscal Year

  Core business organic growth
    Significant enrollment growth
    New states: Massachusetts and Michigan
    Significant growth initiatives in institutional and international businesses
    Launch of national campaign to build awareness
  Acquisitions and new strategic investments
    Completed acquisition of KC Distance Learning and commenced integration
    Launch of Middlebury Interactive Languages in partnership with Middlebury College
    Announced agreement to acquire American Education Corporation
    Announced pending strategic investment in Web International in China with option to purchase
    Launch of Capital Education and purchase of curriculum and technology assets of Cardean
  New strategic initiatives
    Launch new business model pilot: San Francisco (SF) Flex School
    Launch of partnership with Blackboard
    Launch of partnership with National Society of High School Scholars
    Launch of George Washington University High School

Summary Financial Results

Revenues for the first quarter grew to $134.9 million, an increase of 26.8 percent over the first quarter in the prior year, primarily due to strong enrollment growth. Giving effect to a material increase in new initiatives, increased depreciation and amortization expense, significant transaction related costs and certain non-recurring costs, operating expenses were up $35.8 million and 38.3 percent resulting in a reduction in EBITDA, a non-GAAP measure, and in reported operating income and net income for the period. EBITDA for the first quarter of fiscal year 2011 (FY 2011) was $14.8 million as compared to $18.9 million for the first quarter in the prior year. Net income to shareholders for the first quarter was $2.2 million as compared to net income to shareholders of $7.1 million in the same period in the prior year, a decrease of 69.0 percent. Operating income was $5.4 million, a decrease of 57.5 percent as compared with the first quarter of fiscal year 2010 (FY 2010).

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., stated, “This was an exciting quarter for K12. Our core business remains strong and continues to grow at a healthy rate. We are pleased with enrollment growth in the virtual schools for this Fall. When we include the enrollments of the programs we acquired from KC Distance Learning, Inc. (KCDL), our enrollment increased 41.5 percent over last year. The integration efforts of KCDL are progressing as planned. We are now leveraging our core competencies and strategic assets into other distribution channels where we will be able to help even more children.

We added virtual schools in two new states this Fall, Massachusetts and Michigan, and also began managing brick and mortar schools in programs in California and Delaware. In the SF Flex school students receive individualized education in a 21st century high-tech environment. We look forward to growing these channels.

Middlebury Interactive Languages, our partnership with Middlebury College, continues to proceed quite well as our staffs continue to work together to build effective foreign language courses that include the latest pedagogical and cognitive research on foreign language instruction.

Dr. Craig Barrett, retired CEO/Chairman of the Board of Intel Corporation, joined our board of directors. We are honored to have Craig join us. He is passionate about improving education and expanding opportunities for children. Additionally, his experience managing an extraordinarily successful technology company will be valuable to K12 as we continue to grow and remain a leader in K-12 online education.

We recently announced the planned acquisition of American Education Corporation (AEC). The acquisition will increase our portfolio of innovative, high quality instructional and curriculum offerings. AEC brings a record of proven school solutions that increase student performance, narrow achievement gaps, and empower educators with more personalized learning resources and integrated, adaptive assessment tools. These products will be an excellent addition to our product portfolio.

Most recently, we announced our agreement to invest in Web International English (Web) marking our first significant initiative in China. Web is a leader in English language training for thousands of learners of all ages throughout China, including university students, government workers, and employees of international companies. Web has a network of 67 learning centers in 45 cities covering most of the country. It currently serves more than 45,000 students. Web's core training business has increased by more than 50 percent through the nine month period ended September 30, 2010. We are confident this investment will simultaneously strengthen Web’s ability to scale and provide a distribution platform for K12’s learning products in one of the world’s most exciting markets.”

For the first quarter ended September 30, 2010 (First Quarter Fiscal Year 2011)

  Revenues for the first quarter were $134.9 million, an increase of $28.5 million or 26.8 percent, as compared to $106.3 million for the first quarter of FY 2010. Excluding acquisitions, enrollments in K12 public schools for the first quarter were 82,670, an increase of 18.9 percent over the first quarter of FY 2010. In addition, enrollment in private schools including the K12 International Academy increased to 2,280 full time equivalents (FTEs), a growth rate of 165.6 percent. In addition, enrollments in the Aventa, iQ and Keystone acquired during the period were 14,661 FTEs.
  Instructional costs and services expenses for the first quarter of FY 2011 were $75.1 million, an increase of 29.2 percent as compared to $58.1 million for the first quarter of FY 2010. This increase was primarily attributable to additional teachers hired to serve a growing number of enrollments including those in KCDL, cost to supply curriculum, books, educational materials and computers to students, and amortization of curriculum and learning systems. Increased amortization during the period was $2.4 million.

  Selling, administrative, and other operating expenses for the first quarter of FY 2011 were $50.5 million, an increase of 51.5 percent, as compared to $33.3 million for the first quarter of FY 2010. This increase is primarily attributable to increased strategic marketing including brand building and student recruiting, corporate development expenses including transaction and acquisition integration, expenses associated with the launch of new initiatives, stock compensation expenses, personnel costs and other professional services. Transaction costs, one-time stock compensation expense, and merger integration costs were approximately $5 million in the period. Strategic marketing including brand building and awareness, and operating losses attributable to new launches and international expansion were more than $6 million in the period.
  Product development expenses for the first quarter of FY 2011 were $3.9 million, an increase of 74.8 percent, as compared to $2.2 million for the first quarter of FY 2010. The increase is primarily attributable to initiatives to support Aventa curriculum acquired during the period as well as the timing of new development projects.
  EBITDA, a non-GAAP measure (see reconciliation), for the first quarter of FY 2011 was $14.8 million, a decrease of $4.1 million or 21.8 percent, as compared to $18.9 million in the first quarter of FY 2010. EBITDA as a percentage of revenue declined to 11.0 percent, representing a gross decrease of 6.8 percentage points, as compared to 17.8 percent for the first quarter of FY 2010.
  Operating income was $5.4 million, a decrease of $7.3 million or 57.5 percent, as compared to $12.7 million for the first quarter of FY 2010. Operating margins decreased to 4.0 percent of revenue, representing a gross decrease of 8.0 percentage points, as compared to 12.0 percent for the first quarter of FY 2010.
  Income tax expense was $2.9 million, representing an effective tax rate of 57.7 percent. Income tax expense for the first quarter of FY 2010 was $5.4 million, an effective tax rate of 43.6 percent. The increase in the tax rate is primarily attributable to non-deductible transaction expenses.
  Net income - K12 Inc. was $2.2 million as compared to $7.1 million in the first quarter of FY 2010, a decrease of 69.0 percent.
  Diluted net income attributable to common stockholders per share was $0.07 as compared to $0.24 in the first quarter of FY 2010, a decrease of 70.8 percent.

Cash and Capital Expenditures

  As of September 30, 2010, the Company had cash and cash equivalents of $62.3 million, reflecting a 62.8 percent increase over the prior year. The decrease from June 30, 2010 reflects the normal seasonal pattern for the Company.
  Capital expenditures, including investment in core business revenue and new initiatives totaled $21.8 million for the quarter ended September 30, 2010 and was comprised of:
    $6.4 million for property and equipment, including $3.8 million for enterprise software,
    $3.2 million for capitalized curriculum,
    $2.2 million for capitalized software, and
    $10.4 million for computers and software for students, acquired through capital leases

Harry Hawks, Chief Financial Officer of K12 Inc., stated, “Our liquidity and financial flexibility are a significant competitive advantage for K12 as we evaluate additional investment opportunities in curriculum, technology, new markets and infrastructure.”

Fiscal Year 2011 Outlook

The Company is forecasting for full fiscal year 2011 revenues will exceed $500 million without giving effect to the acquisition of American Education Corporation. The Company expects to incur charges of approximately $10 million due to transaction costs, integration expenses, purchase accounting adjustments and one-time expenses. In addition, the Company anticipates approximately $5 million in operating losses related to the launch of new initiatives. A significant portion of these expenses were incurred in this quarter. The Company is forecasting depreciation and amortization of $40 million to $42 million, including the amortization resulting from purchase accounting. Giving effect to the foregoing, the Company expects to generate EBITDA over $70 million (see reconciliation), and operating income over $28 million. Without the $10 million in one-time charges and losses from new initiatives, EBITDA would exceed $85 million.

Capital Expenditures for the full fiscal year are forecast at $48 million to $52 million including $30 million for capitalized software and curriculum development including Middlebury Interactive Languages, $13 million for computers and software for students, and $9 million for property and equipment including enterprise software and the launch of a second data center. Stock compensation expense for the fiscal year is estimated at $10 million. Due to the financing and tax attributes of the various transactions recently completed and still pending, the Company is not forecasting an income tax rate or interest expense at this time.

Mr. Packard commented, “Our core business continues to grow rapidly and the Company through acquisitions and new initiatives is creating a platform that should allow K12 to experience even greater growth for years to come.”

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 9, 2010, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its first quarter 2011 financial results during a conference call scheduled for Tuesday, November 9, 2010 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866.383.8108 (domestic) or 617.597.5343 (international) at 8:20 a.m. (ET). The participant passcode is 77679709.

A replay of the call will be available starting on November 9, 2010, through November 16, 2010, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 44028061. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Total Average Enrollment (FTEs)

The following tables set forth average enrollment data for each of the periods indicated:

For the three months ended September 30,

	2010	2009	Change	Change%

Total Average Enrollment
K12 public schools	82,670	69,542	13,128	18.9%
K12 private schools	2,280	859	1,421	165.4%
K12 total	84,950	70,401	14,549	20.7%

Aventa	5,229	n.a.
iQ	3,275	n.a.
Keystone	6,157	n.a.
Total acquired enrollment	14,661

Total Average Enrollment	99,611	70,401	29,210	41.5%

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2010	2010
	(In thousands,
	except share data)
ASSETS
Current assets
Cash and cash equivalents	$62,348	$81,751
Restricted cash and cash equivalents	1,500	3,343
Accounts receivable, net of allowance of $1,763 and $1,363 at September 30, 2010 and June 30, 2010, respectively	148,097	71,184
Inventories, net	16,549	26,193
Current portion of deferred tax asset	5,536	4,672
Prepaid expenses	6,849	8,849
Other current assets	11,286	7,286
Total current assets	252,165	203,278
Property and equipment, net	36,735	24,260
Capitalized software development costs, net	25,426	16,453
Capitalized curriculum development costs, net	44,426	39,860
Deferred tax asset, net of current portion	—	5,912
Intangible assets	36,834	14,081
Goodwill	36,809	1,825
Deposits and other assets	2,202	2,213
Total assets	$434,597	$307,882
LIABILITIES, SERIES A SPECIAL STOCK, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$30,374	$12,691
Accrued liabilities	10,995	8,840
Accrued compensation and benefits	5,008	10,563
Deferred revenue	38,262	9,593
Current portion of capital lease obligations	13,981	10,996
Current portion of notes payable	1,270	1,251
Total current liabilities	99,890	53,934
Deferred rent, net of current portion	3,828	1,782
Capital lease obligations, net of current portion	12,572	7,710
Notes payable, net of current portion	330	655
Other long term liabilities	4,703	435
Total liabilities	121,323	64,516
Commitments and contingencies
Series A Special Stock	63,112	—
Redeemable noncontrolling interest	20,000	17,374
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 30,954,261 and 30,441,412 shares issued and outstanding at September 30, 2010 and June 30, 2010, respectively	3	3
Additional paid-in capital	363,441	361,344
Accumulated deficit	(137,298)	(139,496)
Total K12 Inc. stockholders’ equity	226,146	221,851
Noncontrolling interest	4,016	4,141
Total equity	230,162	225,992
Total liabilities, Series A special stock, redeemable noncontrolling interest and equity	$434,597	$307,882

See notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2010	2009
	(In thousands, except share and per share data)
Revenues	$134,871	$106,325
Cost and expenses
Instructional costs and services	75,082	58,093
Selling, administrative, and other operating expenses	50,498	33,327
Product development expenses	3,911	2,238
Total costs and expenses	129,491	93,658
Income from operations	5,380	12,667
Interest expense, net	(297)	(357)
Income before income tax expense and noncontrolling interest	5,083	12,310
Income tax expense	(2,931)	(5,368)
Net income	2,152	6,942
Add net loss attributable to noncontrolling interest	46	141
Net income — K12 Inc.	$2,198	$7,083
Net income attributable to common stockholders per share:
Basic	$0.07	$0.24
Diluted	$0.07	$0.24
Weighted average shares used in computing per share amounts:
Basic	30,343,696	29,378,074
Diluted	30,805,106	29,948,550

See notes to unaudited condensed consolidated financial statements in Form 10-Q.

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$2,152	$6,942
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	9,392	6,233
Stock based compensation expense	3,413	1,882
Excess tax benefit from stock-based compensation	(122)	(332)
Deferred income taxes	2,358	4,949
(Reduction of) provision for doubtful accounts	(82)	63
Provision for inventory obsolescence	664	255
Provision for (reduction of) student computer shrinkage and obsolescence	71	(260)
Changes in assets and liabilities:
Restricted cash	1,843	—
Accounts receivable	(69,741)	(54,297)
Inventories	9,760	11,745
Prepaid expenses	2,764	3,441
Other current assets	(4,267)	(4,379)
Deposits and other assets	148	340
Accounts payable	12,866	96
Accrued liabilities	1,680	2,682
Accrued compensation and benefits	(5,915)	(3,409)
Deferred revenue	25,987	20,671
Deferred rent	2,190	(37)
Net cash used in operating activities	(4,839)	(3,415)
Cash flows from investing activities
Purchase of property and equipment	(6,374)	(412)
Capitalized software development costs	(2,187)	(2,441)
Capitalized curriculum development costs	(3,208)	(3,391)
Net cash used in investing activities	(11,769)	(6,244)
Cash flows from financing activities
Repayments on capital lease obligations	(3,720)	(2,841)
Repayments on notes payable	(306)	(378)
Proceeds from exercise of stock options	1,109	1,383
Excess tax benefit from stock-based compensation	122	332
Net cash used in financing activities	(2,795)	(1,504)
Net change in cash and cash equivalents	(19,403)	(11,163)
Cash and cash equivalents, beginning of period	81,751	49,461
Cash and cash equivalents, end of period	$62,348	$38,298

See notes to unaudited condensed consolidated financial statements in Form 10-K.

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), minus interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, and minus noncontrolling interest loss. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)

	Three Months Ended
	September 30,
	2010	2009

Net Income - K12 Inc.	$2,198	$7,083

Interest expense, net	297	357

Income tax expense, net	2,931	5,368

Noncontrolling interest	(46)	(141)

Depreciation and amortization	9,392	6,233

EBITDA	$14,772	$18,900

The following table provides a reconciliation of EBITDA for the Full Year 2011 Outlook

(in millions)

Full Year 2011 Outlook

Operating income	$28.0

Depreciation and amortization	$42.0

EBITDA	$70.0

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. K12 provides its curriculum and academic services to public and private online schools, traditional classrooms, hybrid school programs, and directly to families. K12 also operates the K12 International AcademyTM, an accredited, diploma-granting online private school serving students in 59 countries plus the U.S.

In April 2010, K12 joined with Middlebury College to form a new venture called Middlebury Interactive Languages to create and distribute innovative online language courses for pre-college students. In July 2010, K12 acquired KC Distance Learning, Inc., a nationally recognized leader in online learning with brands that provide high quality education products and online school solutions: Aventa LearningTM, The KeystoneTM School and iQ Academies(R).

Founded in 2000, K12 has provided over 1.5 million courses - core subjects, AP(R), world languages, credit recovery, and electives - to more than 200,000 students worldwide. Students graduating from K12 virtual schools have been accepted to hundreds of higher education institutions including many of the nation's top-ranked colleges and universities.

K12 is accredited through AdvancED, the world's largest education community. Additional information on K12 can be found at: www.K12.com

© 2010 K12 Inc. K12 and iQ Academies are registered trademarks, and the K12 logo, Aventa Learning, Keystone and K12 International Academy are trademarks of K12 Inc. or its subsidiaries. All other trademarks are the property of their respective owners.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas, SVP, Finance and Investor Relations, 703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski, VP, Public Relations, 703-483-7281
jkwitowski@k12.com